Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Anavex Life Sciences Corp.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-218292, No. 333-207600 and No. 333-232550) and Form S-8 (No. 333-219934) of Anavex Life Sciences Corp. and subsidiaries of our report dated December 28, 2020, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York

December 28, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.